EXHIBIT 5.1

August 15, 2003

Board of Directors

Gemstar-TV Guide International, Inc.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, CA 90028

Gentlemen:

We are acting as counsel to Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of 60,000,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share, issuable under the Gemstar-TV Guide International, Inc. 1994 Stock Incentive Plan, as Amended and Restated (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purpose of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	A copy of the Plan.

3.	The Certificate of Incorporation of the Company with amendments thereto, as certified by the Secretary of the State of the State of Delaware on August 11, 2003 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Bylaws of the Company, as amended and restated, with amendments thereto, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	Resolutions of the Board of Directors of the Company adopted August 12, 1998, resolutions of the Board of Directors of the Company adopted January 29, 1999, resolutions of the Board of Directors of the Company adopted November 15, 1999 and resolutions of the Board of Directors of the Company adopted August 11, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the approval and issuance of the shares to be registered on the Registration Statement and the filing of the Registration Statement.

6.	Resolutions of the Stock Split Committee established by the Board of Directors of the Company adopted by unanimous written consent as of April 9, 1999 and resolutions of the Stock Split Committee established by the Board of Directors of the Company adopted November 15, 1999, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the approval and issuance of the shares to be registered on the Registration Statement and the filing of the Registration Statement.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plan, will be validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.